Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
ANI Pharmaceuticals, Inc. and Subsidiary

We consent to the incorporation by reference in the Registration Statements of ANI Pharmaceuticals, Inc. on Form S-8 (Nos. 333-182011 and 333-151660) and on Form S-3 (No. 333-174597) of our report dated February 28, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012, for each of the years in the two-year period ended December 31, 2013, which report was included in this Annual Report on Form 10-K to be filed on or about February 28, 2014.

/s/ EisnerAmper LLP

New York, New York

February 28, 2014